Exhibit 99.1

Contacts: Investor Relations: Wes McDonald, (262) 703-1893 Media: Vicki Shamion, (262) 703-1464

PETER BONEPARTH AND DALE E. JONES ELECTED TO KOHL'S CORPORATION BOARD OF DIRECTORS

MENOMONEE FALLS, Wis., May 1, 2008 — Kohl’s Corporation (NYSE: KSS) today announced that its Board of Directors has elected Peter Boneparth and Dale E. Jones as new board members, effective immediately.

Boneparth and Jones have been elected to a term expiring at Kohl’s 2009 annual shareholders meeting and will be eligible for re-election by Kohl’s shareholders at that time. They will also initially serve on the Board of Directors’ Governance and Nominating Committee.

Larry Montgomery, Kohl's chairman and chief executive officer, said, "Peter and Dale are strong additions to our board. Peter’s first-hand knowledge of the apparel industry, along with his proven executive management experience and strategic vision will benefit Kohl’s in the near- and long-term.  And Dale brings extensive experience in the area of building world-class executive leadership teams. His demonstrated expertise will be a valuable asset to Kohl’s.”

Peter Boneparth

From March 2002 to July 2007, Mr. Boneparth was president and chief executive officer of Jones Apparel Group, a leading designer and marketer of apparel and footwear brands, including Nine West, Easy Spirit, Jones New York, and Evan-Picone, among others.  From July 2001 through March 2002, he served as chief executive officer of Jones Moderate Division, and was a member of the Jones Apparel Group board of directors from July 2001 through July 2007.  He was chief executive officer, president and board member of McNaughton Apparel Group from April 1997 to July 2001.  Prior to that, Mr. Boneparth spent 10 years in the investment banking field and has also practiced law with a private firm.

Dale E. Jones

Dale E. Jones is executive vice president for Leadership Development of Revolution LLC, a company that seeks to drive transformative change by shifting power to consumers and building significant, category-defining companies in the process. Prior to joining Revolution, Mr. Jones served as Managing Partner of the CEO Practice of Heidrick and Struggles for the Americas and as a member of the Global Consumer Retail Practice.  Mr. Jones currently serves on the Board of Trustees at Northwestern Mutual.

About Kohl’s
Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 957 stores in 47 states and will celebrate the opening of its 1,000th store in the fall. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

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